Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBD MEDIA HOLDINGS LLC

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. § 15b ET SEQ., AS AMENDED (THE “FEDERAL ACT”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT. IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT, THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, THE OHIO SECURITIES LAW SET FORTH IN OHIO REVISED CODE CHAPTER 1707 OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED AS SET FORTH UNDER THE TERMS OF THIS LIMITED LIABILITY COMPANY AGREEMENT WHICH GOVERNS THE COMPANY.

TABLE OF CONTENTS

		Page(s)
ARTICLE I	FORMATION	1

1.01	Formation	1
1.02	Names and Addresses	1
1.03	Nature of Business	1
1.04	Term of Company	2
1.05	Units and Classes of Units	2
1.06	Bylaws	3

ARTICLE II	MANAGEMENT OF THE COMPANY	3

2.01	Board of Directors	3
2.02	Restrictions and Limitations on the Members	3
2.03	Compensation and Reimbursements	5
2.04	Designation of Officers	6
2.05	Affiliate Transactions	6
2.06	Conflicts of Interest	6
2.07	Limited Liability	7

ARTICLE III	MEMBERS’ CONTRIBUTIONS TO COMPANY	7

3.01	Initial Contributions	7
3.02	Capital Contributions in General	7

ARTICLE IV	ALLOCATION OF PROFITS AND LOSSES	7

4.01	Net Losses	7
4.02	Net Profits	8
4.03	Special Allocations	9
4.04	Curative Allocations	9
4.05	Differing Tax Basis; Tax Allocation	10

ARTICLE V	DISTRIBUTIONS	10

5.01	Cash Flow	10
5.02	Tax Distributions	10
5.03	Cash Flow Override	11
5.04	Limitations on Distributions	11
5.05	In-Kind Distribution	11

ARTICLE VI	INTERESTS OF MEMBERS	11

6.01	Transfers of Units	11

(i)

		Page(s)
6.02	Allocations Between Transferor and Transferee or Additional Members	14
6.03	Registration of Units	14
6.04	Withdrawal	14
6.05	Partition	15
6.06	No Appraisal Rights	15
6.07	Regulatory Prohibition	15
6.08	Purchase of Class C Units by Company	15

ARTICLE VII	LIABILITY, EXCULPATION AND INDEMNIFICATION	16

7.01	Liability	16
7.02	Exculpation	16
7.03	Fiduciary Duties	16
7.04	Indemnification	17
7.05	Expenses	18
7.06	Claims	18
7.07	Nonexclusivity of Rights	18
7.08	Amendment or Repeal	18
7.09	Insurance	18

ARTICLE VIII	DISSOLUTION AND WINDING UP OF THE COMPANY	19

8.01	Events Causing Dissolution of the Company	19
8.02	Winding Up of the Company	19
8.03	Negative Capital Account Restoration	20

ARTICLE IX	BOOKS AND RECORDS	20

9.01	Books of Account and Bank Accounts	20
9.02	Annual Reports and Tax Returns	21

ARTICLE X	MISCELLANEOUS	22

10.01	Amendments	22
10.02	Scope of Representation	22
10.03	Investment Representations	22
10.04	Partnership Intended Solely for Tax Purposes	24
10.05	Appointment of Attorney-in-Fact	24
10.06	Notices	25
10.07	Construction of Agreement	25
10.08	Waiver	26
10.09	Equitable Remedies; Remedies Cumulative	26

ARTICLE XI	DEFINITIONS	27

11.01	A&C Letter Agreement	27

(ii)

		Page(s)
11.02	Acceptable Terms	27
11.03	Adjusted Capital Account	27
11.04	Affiliate	27
11.05	Affiliate Contracts	27
11.06	Agreement	28
11.07	AMLGM	28
11.08	Applicable Interest	28
11.09	Approved Terms	28
11.10	Board of Directors	28
11.11	Broadwing	28
11.12	Business	28
11.13	Capital Account	28
11.14	Cash Flow	29
11.15	Class A Members	29
11.16	CBD Investor Shareholder	29
11.17	Class B Members	29
11.18	Class C Members	29
11.19	Class A Percentage	29
11.20	Class C Percentage	29
11.21	Class A Units	29
11.22	Class B Units	29
11.23	Class C Units	29
11.24	Code	30
11.25	Company	30
11.26	Conversion Event	30
11.27	Covered Person	30
11.28	Delaware Act	30
11.29	Designated Officer	30
11.30	Director	30
11.31	Equity Contribution Account	30
11.32	Excess Tax Liability	31
11.33	Indemnitee	31
11.34	Liquidation	31
11.35	Loan Agreement	31
11.36	Majority Vote	31
11.37	Makewell Guaranty	31
11.38	Member(s)	31
11.39	Net Profits and Net Losses	31
11.40	Officers	32
11.41	Operating Company	32
11.42	Percentage Interest	32
11.43	Permitted Transfer	32
11.44	Person	32
11.45	Preferred Allocation	32
11.46	Preferred Dividend	33

(iii)

		Page(s)
11.47	Pro Rata Share	33
11.48	Proceeding	33
11.49	Regulatory Allocations	33
11.50	Securities Acts	33
11.51	Tax Distribution	33
11.52	Tax Liability	33
11.53	Transfer	33
11.54	Transfer Application	33
11.55	Treasury Regulation	34
11.56	Unit	34
11.57	Voting Members	34
11.58	Voting Units	34

EXHIBIT “A”	Names and Addresses of Members, Units to be Issued and Percentage Interests
EXHIBIT “B”	Index of Definitions
EXHIBIT “C”	Bylaws

(iv)

EXHIBIT 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBD MEDIA HOLDINGS LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF CBD MEDIA HOLDINGS LLC is entered into as of March 7, 2002, by and among each of the Persons listed on Exhibit ”A” attached hereto. The capitalized terms used herein shall have the respective meanings assigned to such terms in Article XI. An index of definitions is attached hereto as Exhibit ”B”.

ARTICLE I

FORMATION

1.01 Formation

The Members hereby form a Delaware limited liability company pursuant to the provisions of the Delaware Act and upon the terms and conditions set forth in this Agreement. In connection therewith, a duly authorized representative of the Company has executed a Certificate of Formation in accordance with the Delaware Act, which was duly filed with the Office of the Delaware Secretary of State, on February 28, 2002 as Document No. 3497529. In addition, such Officer of the Company as is designated by the Board of Directors is hereby authorized to execute, acknowledge and/or verify such other documents and/or instruments as may be necessary and/or appropriate in order to form the Company, to continue the existence of the Company in accordance with the provisions of the Delaware Act, and/or to register, qualify to do business and/or operate its business in any other state, commonwealth or the District of Columbia, as a foreign limited liability company in accordance with the provisions of the law of such state, commonwealth or the District of Columbia, in which the Company may elect to do business and/or own property.

1.02 Names and Addresses

The name of the Company is “CBD Media Holdings LLC” and all Company business shall be conducted under that name or such other name(s) as may be selected by the Board of Directors from time to time provided that any such name(s) comply with any applicable law. The registered office of the Company in the State of Delaware shall be at 1209 Orange Street, Wilmington, Delaware. The name and address of the registered agent for the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware. The principal office of the Company shall be at 312 Plum Street, 9th Floor, Cincinnati, Ohio 45202. The names and addresses of the Members are set forth on Exhibit ”A” attached hereto.

1.03 Nature of Business

The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Act.

1.04 Term of Company

The term of the Company shall commence on March 7, 2002, and shall continue into perpetuity, unless the Company is wound up and dissolved pursuant to Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation.

1.05 Units and Classes of Units

The term “Unit” means any and all rights and interest of the holder thereof as a member of the Company under this Agreement and the Delaware Act including, without limitation, the right to share in the Net Profits, Net Losses, Cash Flow and capital of the Company, any right to vote or participate in the management of the Company as a member, any right to information concerning the business and affairs of the Company, and any and all other rights and interests of a member of the Company under this Agreement and the Delaware Act.

There shall be three (3) classes of Units: “Class A Units,” “Class B Units” and “Class C Units.” Each class of Units shall have the rights, preferences and privileges set forth for such class in this Agreement. The Company will initially issue five hundred four thousand sixty-two (504,062) of Class A Units, four hundred seventy thousand nine hundred thirty-eight (470,938) of Class B Units and twenty-five thousand (25,000) of Class C Units. The holders of the Class A Units, the Class B Units and the Class C Units and the number of Units held by each are shown on Exhibit ”A.” The Company shall have the right to issue additional Class A Units, Class B Units and/or Class C Units and to issue new classes of Units in the discretion of the Board of Directors, and the Board of Directors shall have the right to adjust Percentage Interests to reflect issuances, repurchases, and transfers of Units. Each Member acknowledges that the issuance of additional Units in the Company may dilute the Percentage Interest, voting rights and the other rights of such Member and nonetheless consents to the issuance of any such additional Units.

The holders of the Class A Units (“Class A Members”) shall be entitled to one vote per Class A Unit, except for any Units held by Broadwing which shall not be entitled to vote. The holders of the “Class B Units (“Class B Members”) shall be entitled to one vote per Class B Unit, except for any Units held by Broadwing which shall not be entitled to vote. Without limiting the generality of the foregoing, it is understood and agreed that Broadwing shall not be entitled to vote with respect to its Class A units or its Class B Units. The holders of the Class C Units (“Class C Members”) shall not be entitled to any vote with respect to their Class C Units. The Class A Units and the Class B Units (other than the Units held by Broadwing) are sometimes referred to herein collectively as the “Voting Units.” The Class A Members and the Class B Members exclusive in each case of Broadwing are sometimes referred to herein collectively as the “Voting Members.” As used herein, the term “Majority Vote” means, with respect to each class of Voting Members, greater than fifty percent (50%) of the votes of the Members entitled to vote in each such class of Members. Unless otherwise stated herein, whenever the vote, consent or approval of a group of Members is required hereunder, such vote, consent or approval shall be by a Majority Vote of such Members.

1.06 Bylaws

Attached hereto as Exhibit ”C” are the Bylaws of the Company, which are hereby approved, ratified and adopted by the Members. Such Bylaws, as the same may be amended from time to time in accordance with the terms and provisions of this Agreement and the Bylaws, are hereby incorporated into this Agreement by this reference and expressly made a part of this Agreement for all purposes. The Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the Members or by the Board of Directors in accordance with the terms and provisions of this Agreement and the Bylaws of the Company.

ARTICLE II

MANAGEMENT OF THE COMPANY

2.01 Board of Directors

The Company shall be manager-managed in accordance with the provisions of the Delaware Act by a board (the “Board of Directors”) composed of three (3) Directors, elected by the Voting Units. In furtherance thereof, each Director is hereby deemed to be a “manager” of the Company within the meaning of the Delaware Act. All aspects of the business and affairs of the Company shall be managed, and all decisions affecting the business and affairs of the Company shall be made, by the Board of Directors. The initial Directors are Brion B. Applegate, Benjamin Coughlin and a third director appointed by the two of them. Each Director shall hold office until a successor is duly elected by the Voting Units. Notwithstanding the foregoing, in accordance with the provisions of Section 18-402 of the Delaware Act, each Director shall have only those rights, duties and obligations set forth in this Agreement and shall not have any authority to bind the Company or have any other rights as a manager under the Delaware Act (except as otherwise determined by a Majority Vote of the Voting Members). All agreements, contracts, and any and all other documents and instruments affecting or relating to the business and affairs of the Company shall be executed on behalf of the Company by any Officer designated by the Board of Directors alone and without execution by any Member, provided that any consent required to be obtained pursuant to Section 2.02 has been obtained. Any and all documents and/or other instruments executed in accordance with the forgoing provisions of this Section 2.01 shall bind the Company and each Member.

2.02 Restrictions and Limitations on the Members

No Member shall have any right, power or authority to act for or bind the Company or take any part in the conduct or control of the Company’s business. In addition, neither Broadwing nor any Class C Member shall have any right to vote or otherwise take part in the management or control of the Company’s business and Broadwing and each Class C Member hereby waives any and all rights such Member may have pursuant to Section 18-402 of the Delaware Act to participate in the management and control of the Company’s business. Notwithstanding the first sentence of this Section 2.02, each Voting Member shall have the right to vote upon the matters set forth below in this Section 2.02 and the Board of Directors shall not undertake or allow the Company to undertake any of the following matters without a Majority Vote of the Voting Members:

(a) Sale of Assets. The sale or other transfer of all or substantially all of the assets of the Company and/or the sale or other transfer by CBD Media LLC (the “Operating Company”) of all or substantially all of its assets;

(b) Merger or Consolidation. The merger, consolidation or conversion of the Company and/or the Operating Company with or into another limited liability company or corporation, general or limited partnership or any other entity, regardless of whether or not the Company and/or the Operating Company is the surviving entity in any such transaction; provided, however, that no vote of any of the Voting Members shall be required if the Board of Directors desires to cause the Company to be merged or consolidated with or into a corporation which is wholly owned by the Company or converted to another business entity provided that pursuant to such merger or consolidation each Member of the Company shall receive, in exchange for its Units, stock or other ownership interests in the surviving corporation or other business entity with rights, powers and duties substantially equivalent to the Units to be exchanged in such merger or consolidation.

(c) Change in Rights, Preferences or Privileges. Except as otherwise provided in this Agreement, any change or other modification to the rights, preferences or privileges of any Member;

(d) Increasing Authorized Shares, Debts or Options. Any issuance of any Units, debts, options, warrants or other similar securities and/or rights in addition to those issued pursuant to this Agreement;

(e) Creation of Other Classes of Securities. The creation and/or issuance of any class of equity, debt or other securities other than the Units;

(f) Additional Capital Contributions or Loans. Require or permit the Members (other than Class C Members who shall not be required by the Voting Members to make any such capital contributions or loans) to make any contributions or interest-bearing loans to the capital of the Company, other than in accordance with the provisions of Article III;

(g) Bankruptcy. Any of the following: (i) the filing of any voluntary petition in bankruptcy on behalf of the Company or the Operating Company; (ii) the consenting to the filing of any involuntary petition in bankruptcy against the Company or the Operating Company; (iii) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency; (iv) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or the Operating Company or a substantial part of their property; (v) the making of any general assignment for the benefit of creditors for the Company or the Operating Company; (vi) the admission in writing of the Company’s or the Operating Company’s inability to pay its debts generally as they become due; or (vii) the taking of any action by the Company or the Operating Company in furtherance of any such action;

(h) Dissolution. Except to the extent that dissolution of the Company is permitted or required pursuant to this Agreement or any applicable law which is not superceded by the provisions hereof, the dissolution, liquidation or termination of the Company;

(i) Other Matters. Any other matters as the Board of Directors, in its reasonable discretion, may from time to time elect to submit to the vote of the Voting Members;

(j) Amendments. Except as provided in Section 6.01(e), any amendment of the Company’s Certificate of Formation, the Bylaws or this Agreement; and

(k) Other Matters. Any matter requiring the Majority Vote of the Voting Members or any class thereof under this Agreement or the Bylaws.

Following the Majority Vote of the Voting Members approving the Company undertaking any of the above matters, the Board of Directors shall have the right to cause the Company to undertake any such actions upon the terms and conditions approved by such Voting Members.

2.03 Compensation and Reimbursements

(a) Compensation. The Board of Directors shall be entitled to establish and modify, from time to time, the compensation to be paid by the Company to any and all of the Officers, employees and agents of the Company and/or any other Persons performing services on behalf of the Company (including any Member, acting on behalf of the Company in any capacity other than as a Member). Except as otherwise provided in this Agreement, none of the Members, Directors, Officers or any of their respective employees, representatives or Affiliates shall be paid any compensation for rendering services to the Company.

(b) Reimbursements. Each Director, Officer and Member shall be reimbursed by the Company (without reduction to any Member’s Capital Account) for any third-party reasonable out-of-pocket costs and expenses incurred by any such party that relate to the business and affairs of the Company and are approved by the Board of Directors, in the Board of Director’s reasonable discretion. In furtherance of the foregoing, each of the Directors shall be reimbursed for any and all expenses incurred in attending any meetings of the Board of Directors including, without limitation, travel, accommodations and other incidental expenses.

(c) Treatment of Compensation. For financial and income tax reporting purposes, any and all compensation paid by the Company to any Member for performing services on behalf of the Company shall be treated as an expense of the Company and as a guaranteed payment within the meaning of Section 707(c) of the Code. To the extent any accrued portion of any such compensation is not paid in full prior to the liquidation of the Company, such unpaid portion of such compensation shall constitute a debt of the Company payable upon such liquidation.

2.04 Designation of Officers

The Board of Directors may, from time to time, appoint one (1) or more individuals to be officers (“Officers”) of the Company. Any Officers so appointed shall have such authority and perform such duties as the Board of Directors may, from time to time, delegate to them. Unless the Board of Directors otherwise determines, if the title assigned to an Officer of the Company is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are customarily associated with such office pursuant to the Delaware General Corporation Law. Any number of titles may be held by the same Officer. Any Officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is revoked by the Board of Directors or such Officer resigns. Any Officer may be removed from office for any reason whatsoever, with or without cause, by the Board of Directors without prejudice to the rights, if any, of any such Officer under any employment agreement between that Officer and the Company.

2.05 Affiliate Transactions

The Members acknowledge that the Company and/or the Operating Company shall enter into various transactions and/or contracts with one (1) or more of the Members and/or their Affiliates, including, without limitation, the Makewell Guaranty, the A&C Letter Agreement and the Loan Agreement (collectively, the “Affiliate Contracts”). The Members expressly approve the execution and delivery of the Affiliate Contracts and the terms and conditions contained therein. Without limiting the generality of the foregoing, the Members expressly authorize and approve the payment of any and all fees, compensation or other amounts under the Affiliate Contracts, including, without limitation, the payment of any such fees, compensation or other amounts, to any Member and/or Affiliate thereof.

2.06 Conflicts of Interest

No contract or transaction between the Company and one (1) or more of the Covered Persons shall be void or voidable solely by reason of such contractual relationship, or solely because the interested Covered Person(s) is (are) present at or participate(s) in the meeting of the Board of Directors which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose. In addition, no contract or transaction shall be void or voidable if:

(a) Disclosure of Material Facts to Board of Directors or Investment Committee. The material facts as to his, her or their relationship and as to the contract or transaction are disclosed or are known to the Board of Directors and the Board of Directors in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested Directors of the Board of Directors even though the disinterested Directors constitute less than a quorum;

(b) Disclosure of Material Facts to Members. The material facts as to his, her or their relationship and as to the contract or transaction are disclosed or are known to the Members and the contract or transaction is specifically approved in good faith by a Majority Vote of the disinterested Voting Members; or

(c) Fair Contract. The contract or transaction is fair to the Company as of the time it is authorized, approved or ratified by the Board of Directors.

2.07 Limited Liability

Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

ARTICLE III

MEMBERS’ CONTRIBUTIONS TO COMPANY

3.01 Initial Contributions

Concurrently with the execution and delivery of this Agreement, each Class A Member and Class B Member shall be obligated to contribute to the capital of the Company the amount set forth opposite the name of such Member on Exhibit ”A” attached hereto under the column labeled “Class A Contribution” and “Class B Contribution” in order to purchase such Member’s Class A Units and Class B Units, as the case may be. Any and all amounts contributed to the capital of the Company by any Member pursuant to this Section 3.01 shall be credited to such Member’s Capital Account on the date such contribution is made.

3.02 Capital Contributions in General

Except as otherwise expressly provided in this Agreement, (i) no part of the contributions of any Member to the capital of the Company may be withdrawn by such Member, (ii) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company, (iii) no Member shall have the right to demand or receive property other than cash in return for such Member’s contribution to the Company, and (iv) no Member shall be required or be entitled to contribute additional capital to the Company.

ARTICLE IV

ALLOCATION OF PROFITS AND LOSSES

4.01 Net Losses

Net Losses of the Company for each fiscal year (or part thereof) shall be allocated to the Members at the end of such fiscal year (or part thereof) in the following order of priority:

(a) First Tier Losses. First, to the Members in proportion to, and to the extent of, the excess, if any, of (i) any Net Profits previously allocated to the Members pursuant to Sections 4.02(b) through 4.02(d) for the current and all prior fiscal years of the Company (such Net Losses to be allocated in the reverse order in which such Net Profits were allocated pursuant to Sections 4.02(b) through 4.02(d) for the current and all prior fiscal years of the Company), less (ii) any Net Losses previously allocated to the Members pursuant to this Section 4.01(a) for the current and all prior fiscal years of the Company;

(b) Second Tier Losses. Second, any remaining Net Losses shall be allocated to the Members in proportion to, and to the extent of, their respective positive Adjusted Capital Account balances, if any; and

(c) Third Tier Losses. Thereafter, any remaining Net Losses shall be allocated to the Members in proportion to their respective Percentage Interests.

4.02 Net Profits

Net Profits of the Company for each fiscal year (or part thereof) shall be allocated to the Members at the end of such fiscal year (or part thereof) in the following order of priority:

(a) First Tier Profits. First, to the Members in proportion to, and to the extent of, the excess, if any, of (i) any Net Losses previously allocated to the Members pursuant to Sections 4.01(b) through 4.01(c) for the current and all prior fiscal years of the Company (such Net Profits to be allocated in the reverse order in which such Net Losses were allocated pursuant to Sections 4.01(b) through 4.01(c) for the current and all prior fiscal years of the Company), less (ii) any Net Profits previously allocated to the Members pursuant to this Section 4.02(a) for the current and all prior fiscal years of the Company;

(b) Second Tier Profits. Second, any remaining Net Profits shall be allocated to the Class C Members, in proportion to the amount by which the accrued Preferred Allocation of each such Class C Member exceeds the difference between (i) the Net Profits previously allocated to such Class C Member pursuant to this Section 4.02(b) for all fiscal periods since the inception of the Company, and (ii) the Net Losses previously allocated to such Class C Member pursuant to Section 4.01(a) for all fiscal periods since the inception of the Company (that are attributable to this Section 4.02(b)), until the cumulative Net Profits allocated pursuant to this Section 4.02(b) are equal to the aggregate amount of such excess for all Class C Members;

(c) Third Tier Profits. Third, (i) a percentage of any remaining Net Profits equal to the Class C Percentage shall be allocated to the Class C Members in proportion to their respective Pro Rata Shares and (ii) a percentage of such remaining Net Profits equal to the Class A Percentage shall be allocated to the Class A Members in proportion to the amount by which the accrued Preferred Dividends of each such Class A Member for all fiscal periods since the inception of the Company exceeds the difference between (A) the Net Profits previously allocated to such Class A Member pursuant to this Section 4.02(c) for all fiscal periods since the inception of the Company and (B) the Net Losses previously allocated to such Class A Member pursuant to Section 4.01(a) for all fiscal periods since the inception of the Company (that are attributable to this Section 4.02(c)), until the cumulative Net Profits allocated to the Class A Members pursuant to this Section 4.02(c) are equal to the aggregate amount of such excess for all Class A Members; and

(d) Fourth Tier Profits. Thereafter, any remaining Net Profits shall be allocated to the Members in proportion to their respective Percentage Interests.

4.03 Special Allocations

Notwithstanding any other provision of this Agreement, no Net Losses or item of expense, loss or deduction shall be allocated to any Member to the extent such an allocation would cause or increase a deficit balance standing in such Member’s Adjusted Capital Account and any such Net Losses shall instead be allocated to the Members in proportion to their respective “interests” in the Company as determined in accordance with Treasury Regulation Section 1.704-1(b). In addition, items of income and gain shall be specially allocated to the Members in accordance with and to the extent required by the qualified income offset provisions set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d). Notwithstanding any other provision in this Article IV, (i) any and all “partnership nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) of the Company for any fiscal year or other period shall be allocated to the Members in proportion to their respective Percentage Interests; (ii) any and all “partner nonrecourse deductions” (as such term is defined in Treasury Regulation Section 1.704-2(i)(2)) attributable to any “partner nonrecourse debt” (as such term is defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Member that bears the “economic risk of loss” (as determined under Treasury Regulation Section 1.752-2) for such “partner nonrecourse debt” in accordance with Treasury Regulation Section 1.704-2(i)(l); (iii) each Member shall be specially allocated items of Company income and gain in accordance with the partnership minimum gain chargeback requirements set forth in Treasury Regulation Sections 1.704-2(f) and 1.704-2(g); and (iv) each Member with a share of the minimum gain attributable to any “partner nonrecourse debt” shall be specially allocated items of Company income and gain in accordance with the partner minimum gain chargeback requirements of Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). For purposes of determining the Members’ respective shares of the Company’s “excess nonrecourse liabilities” pursuant to Code Section 752 and Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in Company profits shall be deemed to equal such Member’s Percentage Interest.

4.04 Curative Allocations

The allocations set forth in Section 4.03 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.04. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Board of Directors shall cause the Company to make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 4.01 and 4.02. In exercising its discretion under this Section 4.04, the Board of Directors shall take into account future Regulatory Allocations under the first two (2) sentences of Section 4.03 that, although not yet made, are likely to offset other Regulatory Allocations previously made under the provisions of Section 4.03.

4.05 Differing Tax Basis; Tax Allocation

Depreciation and/or cost recovery deductions and other items of income, gain, loss deduction and credit with respect to each item of property treated as contributed to the capital of the Company shall be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, and for state income tax purposes in accordance with comparable provisions of any applicable state laws and the regulations promulgated thereunder, so as to take into account the variation, if any, between the adjusted tax basis of such property and its book value (as determined for purposes of the maintenance of Capital Accounts in accordance with this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(g)) under such method or methods selected by the Board of Directors.

ARTICLE V

DISTRIBUTIONS

5.01 Cash Flow

Subject to Sections 5.03 and 8.02, Cash Flow of the Company shall be distributed to the Members in the following order of priority:

(a) Preferred Dividends. First, (i) a percentage of such Cash Flow equal to the Class C Percentage shall be distributed to the Class C Members in proportion to their respective Pro Rata Shares, and (ii) a percentage of such Cash Flow equal to the Class A Percentage shall be distributed to the Class A Members in proportion to their respective accrued and unpaid Preferred Dividends, if any, until the aggregate cumulative distributions made (A) to the Class A Members pursuant to this Section 5.01(a) are equal to their respective accrued and unpaid Preferred Dividends, and (B) to the Class C Members are equal to the cumulative distributions made to the Class A Members under clause (A) above multiplied by a fraction the denominator of which is the Class C Percentage and the denominator of which is the Class A Percentage; and

(b) Percentage Interests. Thereafter, any remaining Cash Flow shall be distributed to the Members in proportion to their respective Percentage Interests.

5.02 Tax Distributions

Notwithstanding the provisions of Section 5.01, if the amount of any Cash Flow distributed to any Member through the end of any fiscal year of the Company is less than such Member’s Tax Liability for such fiscal year (“Excess Tax Liability”), then the Company shall be obligated to make a distribution of Cash Flow (the “Tax Distribution”) to each such Member in an amount equal to such Member’s Excess Tax Liability. Tax Distributions shall be made on or before March 30 of the fiscal year following the fiscal year that the determination of any Excess

Tax Liability is made. To the extent there is insufficient Cash Flow to make any required Tax Distributions, such Cash Flow shall be distributed to the Members in proportion to their respective Excess Tax Liabilities. Notwithstanding the foregoing, no Member shall be obligated to contribute additional capital or otherwise advance any funds to the Company in order to enable the Company to make Tax Distributions in accordance with the foregoing provisions of this Section 5.02. Any and all Tax Distributions made to any Member in accordance with the foregoing provisions of this Section 5.02 shall be taken into account in calculating subsequent distributions of Cash Flow to the Members pursuant to Sections 5.01 and 8.02, so that the net amount of Cash Flow distributed to all of the Members shall be equal to the net amount that would have been distributed to each such Member pursuant to the provisions of Sections 5.01 and 8.02 if Tax Distributions had not been made to any Member.

5.03 Cash Flow Override

Notwithstanding the provisions of Sections 5.01 and 5.02, no distribution of Cash Flow shall be made to any Class C Member to the extent that any such distribution would cause or increase a deficit in such Class C Member’s Adjusted Capital Account. Any such distributions that would otherwise be made to the Class C Members but for preceding sentence shall instead be made to the other Members in accordance with the provisions of Sections 5.01 and/or 5.02, as the case may be.

5.04 Limitations on Distributions

Notwithstanding any other provision contained in this Agreement, the Company shall not make a distribution of Cash Flow (or other proceeds) to any Member if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

5.05 In-Kind Distribution

Assets of the Company (other than cash) shall not be distributed in kind to the Members without a Majority Vote of the Voting Members.

ARTICLE VI

INTERESTS OF MEMBERS

6.01 Transfers of Units

(a) General Restriction on Transfers of Units. No Member shall be entitled to sell, exchange, assign, transfer, or otherwise dispose of, pledge, hypothecate, encumber or otherwise grant a security interest in, directly or indirectly (collectively, “Transfer”), all or any part of such Member’s Units without compliance with all applicable federal and state securities law. Any Transfer which requires the registration of the Units being transferred, or otherwise directly or indirectly violates any applicable federal or state securities laws shall be null and void ab initio and of no force or effect. Moreover, notwithstanding any other provision contained herein, any Transfer described in this Section 6.01(a) shall be null and void ab initio and of no force or effect if (i) such Transfer causes a termination of the Company for federal or state (if applicable) income tax purposes; (ii) such Transfer causes or will cause the Company to become a “Publicly

Traded Partnership” as such term is defined in Section 469(k)(2) or 7704(b) of the Code; (iii) such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended (but, for the sake of clarity, it is recognized that nothing in this clause shall prohibit the Company from engaging in business activities that would cause it to be subject, and therefore subjecting itself, to such regulation); or (iv) such Transfer results in a violation of applicable laws; provided, however, that the Voting Members may by Majority Vote authorize any such Transfer notwithstanding the fact that such transfer is described in any of clauses (i) through (iv) above.

(b) Other Restrictions on Transfers of Units. Except for Permitted Transfers, no Member shall Transfer all or part of such Member’s Units unless approved by a Majority Vote of the Voting Members, which approval may be withheld in the sole and absolute discretion of such Members. The term “Permitted Transfer” shall mean (i) the Transfer of Units by a Member to an Affiliate (including, without limitation, a family limited partnership or similar entity for estate planning purposes), partner, shareholder, or member of such Member, (ii) the Transfer of Units by a Member who is a natural person to a trust for the benefit of the Member or such Member and/or his spouse and/or children, (iii) the Transfer of Units by a Member to a “family member” as such term is defined in Rule 701 issued pursuant to the Securities Act of 1933, 15 U.S.C. § 15b, et seq., (iv) in the case of the Class A Members and the Class B Members, the Transfer of Units to a successor entity which acquires all or substantially all of the assets of or ownership interests in such Class A Member and Class B Member, or (v) to another Member.

(c) Tag-Along and Drag-Along Rights. If the Voting Members desire to sell some or all of their Units to a third party in a transaction which is not a Permitted Transfer, then (i) the Voting Members shall have the right to require all of the other Members to sell an equal proportion of their Units to such third party on the same terms and conditions (except as provided below) as those applicable to the sale by the Voting Members to the third party (such terms being referred to as “Approved Terms”), and (ii) the other Members shall have the right to require such third party to simultaneously purchase an equal proportion of their Units on the Approved Terms. The sales proceeds to be received by each of the selling Members (including, without limitation, the Voting Members) upon the sale of such Member’s Units pursuant to this Section 6.01(c) shall equal the amount of Cash Flow each such Member would have received if the aggregate consideration received by all of the Members selling their Units (including, without limitation, the Voting Members) pursuant to this Section 6.01(c) were distributed to such selling Members pursuant to Section 5.01 (without regard to Sections 5.02 and 8.02). For purposes of the foregoing, the amount of Cash Flow any Member would receive with respect to any Units that are not being sold by such Member upon the hypothetical distribution described in the preceding sentence shall not be taken into account in determining the sales proceeds each such selling Member shall be entitled to receive under this Section 6.01(c).

(d) Shareholder Drag-Along and Tag-Along Rights. If any of the Shareholders of CBD Investor, Inc. (the “CBD Investor Shareholders”) desire to sell some or all of their shares in CBD Investor, Inc. to a third party, in any transaction which is not a Permitted Transfer, then (i) CBD Investor, Inc. shall have the right to require all of the other Members to sell an equal proportion of their Units to such third party generally on the same terms and conditions (except as provided below) as those applicable to the sale by the selling CBD Investor Shareholder(s) to the third party (the “Acceptable Terms”), and (ii) the other Members shall have the right to require such third party to simultaneously purchase an equal proportion of their Units on the Acceptable Terms. In connection with any such sale by the CBD Investor Shareholder(s), the Board of Directors shall reasonably determine the portion of the sales proceeds to be received by such selling CBD Investor Shareholder(s) that is attributable to the ownership interest of CBD Investor, Inc., in the Company (the “Applicable Interest”). The Board of Directors shall also reasonably determine the amount of the sales proceeds to be received by the selling CBD Investor Shareholder(s) and any selling Member(s) from the sale of the shares in CBD Investor, Inc. and the sale of Units in the Company, as the case may be. The Board of Directors’ determination shall be made in accordance with the provisions set forth in the second sentence of Section 6.01(c), by treating the Applicable Interest as if it had been sold directly by CBD Investor, Inc., rather than through the sale of shares in CBD Investor, Inc.

(e) Admission of Substituted Members. If any Member Transfers such Member’s Units to a transferee in accordance with this Section 6.01, then the Company shall recognize such Transfer of Units and the transferee shall be admitted into the Company as a substituted Member only if: (i) any certificates evidencing the Units being transferred are surrendered for registration of transfer and any such certificates are accompanied by a transfer application in the form approved by the Board of Directors (the “Transfer Application”), (ii) if required by the Board of Directors in connection with any Transfer of Units, an opinion of counsel for the Company is obtained with respect to any applicable federal or state securities laws issues, (iii) the transferee in writing accepts, ratifies, adopts and agrees to be bound by all of the terms and conditions of this Agreement and the Bylaws, (iv) such other instruments and documents as are reasonably required by the Board of Directors to effectuate such Transfer and the admission of the transferee as a substituted Member are duly executed by the transferor and/or the transferee, as the case may be (or their respective attorney-in-fact duly authorized in writing), and (v) the transferor pays, as the Board of Directors may reasonably determine, all reasonable expenses incurred in connection with such Transfer and admission, including, without limitation, legal fees and costs. Any assignee of Units who does not become a substituted Member shall have no right to require the Company to provide any information regarding or to account for any of the Company’s transactions, to inspect the Company’s books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement or the Bylaws. An assignee shall only be entitled to share in such Net Profits and Net Losses, to receive such distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar items to which the assignor was entitled, to the extent assigned.

(f) Transfer Application. A transferee of Units who has completed and delivered a Transfer Application shall be deemed to have (i) accepted, adopted and agreed to comply with and be bound by this Agreement, (ii) executed this Agreement, and (iii) represented and warranted that the transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement. No formal amendment to this Agreement executed by the existing Members shall be required in order to admit a Person as a substituted or additional Member; provided, however that an Officer designated by the Board of Directors, in its sole and absolute discretion, may amend this Agreement to provide for the admission of a substituted or additional Member or the withdrawal of a Member which may include, without limitation, amending Exhibit ”A” attached hereto and any such amendment shall not require the approval of or execution by any of the existing Members. The admission of any Person into the Company as a substituted or additional Member or the withdrawal of a Member in accordance with this Article VI shall not dissolve or terminate the Company; on the contrary, the Company’s business shall continue without any interruption or break in continuity.

6.02 Allocations Between Transferor and Transferee or Additional Members

Upon the Transfer of any Units or the distribution of any property of the Company to a Member, the Company may (but shall not be required to) file, in the reasonable discretion of the Board of Directors of the Company, an election in accordance with applicable Treasury Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. Upon the Transfer of all or any part of the Units as hereinabove provided or upon the admission of any additional Member, Net Profits and Net Losses shall be allocated between the transferring Member and transferee and/or to any additional Member on the basis of the computation method which, in the reasonable discretion of the Board of Directors of the Company, is in the best interests of the Company, provided such method is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.706-1(c)(2)(ii).

6.03 Registration of Units

The Company shall keep or cause to be kept on behalf of the Company a register in which the Company will provide for the registration and Transfer of Units. The Company shall not recognize Transfers of Units, unless such Transfers are effected in the manner described in this Article VI and/or in accordance with any other applicable provisions set forth in any agreement to which some or all of the Members are party. Upon the surrender of a certificate evidencing Units for registration and Transfer together with a duly executed Transfer Application and compliance with the provisions of this Article VI, the appropriate Officers of the Company shall execute and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one (1) or more new certificates evidencing the same aggregate number of Units as was evidenced by the certificate surrendered. After the consummation of any Transfer of Units, the Units so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

6.04 Withdrawal

No Member may withdraw, resign or retire from the Company without a Majority Vote of the Voting Members. A Member that withdraws, resigns or retires from the Company shall not have the right to receive the fair value of its Units from the Company. Moreover, pursuant to Section 18–604 of the Delaware Act, each Member hereby waives any and all rights such Member may have to receive the fair value of such Member’s Units in the Company upon such withdrawal, resignation and/or retirement.

6.05 Partition

None of the Members shall have the right to partition any assets of the Company, the Operating Company and/or any interest therein, nor shall any Member make application or proceeding for a partition thereto and, upon any breach of the provisions of this Section 6.05 by any Member, the other Members (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding.

6.06 No Appraisal Rights

Unless otherwise determined by the Board of Directors and a Majority Vote of the Voting Members, none of the Members shall have any appraisal rights with respect to their Units pursuant to Section 18-210 of the Delaware Act or otherwise.

6.07 Regulatory Prohibition

Notwithstanding any other provision contained herein, no Member shall take or permit any action to be taken with respect to itself (including, without limitation, any change in its shareholders, members or partners, as applicable) that would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended (but, for the sake of clarity, it is recognized that nothing in this Section 6.07 shall prohibit the Company from engaging in business activities that would cause it to be subject, and therefore subjecting itself, to such regulation) and any such action shall be null and void ab initio and of no force or effect.

6.08 Purchase of Class C Units by Company

The Class C Units shall be subject to purchase by the Company pursuant to Restricted Units Agreements, dated as of March 7, 2002, entered into by and between the Company and each of the Class C Members upon the occurrence of the events described as a “Conversion Event” in such Restricted Units Agreements (“Conversion Event”). If a Class C Member’s Class C Units are purchased pursuant to such Class C Member’s Restricted Units Agreement, then (i) the Percentage Interests of the Class A Members and the Class B Members shall be increased in proportion to their respective Percentage Interests by the Percentage Interest represented by the Class C Units that are so purchased, and (ii) the Class A Members and Class B Members shall succeed in proportion to their respective Percentage Interests to a portion of such Class C Member’s Capital Account represented by the Class C Units so purchased. Notwithstanding the foregoing provisions of this Section 6.08, unless and until a Conversion Event occurs with respect to a Class C Member, any and all Net Profits, Net Losses and distributions of Cash Flow and/or liquidation proceeds shall be allocated and distributed to such Class C Member in accordance with the provisions of Articles IV and V of this Agreement and without regard to the provisions of this Section 6.08. However, effective upon the occurrence of a Conversion Event with respect to a Class C Member, the Net Profits, Net Losses and distributions of Cash Flow and liquidation proceeds shall thereafter be allocated or distributed to such Class C Member based upon such Class C Member’s Retained Units (as defined in such Class C Member’s Restricted Units Agreement).

ARTICLE VII

LIABILITY, EXCULPATION AND INDEMNIFICATION

7.01 Liability

Except as otherwise provided by this Agreement, the Delaware Act and/or any other law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director, Officer or other agent or representative of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Director, Officer, agent or representative of the Company.

7.02 Exculpation

(a) Limitation on Liability. No Covered Person shall be liable or accountable in damages or otherwise to the Company or any other Covered Person for any error of judgment or any mistake of fact or law or for any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except in the case of such Covered Person’s gross negligence, fraud, bad faith, willful misconduct or material breach of this Agreement.

(b) Reliance upon Information, Opinions, Reports, etc. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company including, without limitation, information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits, Net Losses or Cash Flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

7.03 Fiduciary Duties

(a) Standard of Care. Except as otherwise provided in this Agreement, each Member, Director and Officer shall have the standard of care, degree of loyalty and duties (fiduciary or otherwise) similar to those of shareholders, directors and officers, respectively, of business corporations organized under the Delaware General Corporation Law. Moreover, to the extent that the Board of Directors appoints a manager or managers, each such manager shall adhere to such standard of care, degree of loyalty and duties (fiduciary or otherwise) as if such manager were an Officer under the terms of this Agreement.

(b) Reliance upon Agreement. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(c) Liability for Breach of Fiduciary Duties. To the extent that this Agreement provides that a Director has fiduciary duties similar to those of directors of business corporations organized under the Delaware General Corporation Law, a Director shall not be liable to the Company or the Members for monetary damages for breach of such fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereinafter be amended, and except for gross negligence, fraud, bad faith, willful misconduct or material breach of this Agreement. Any amendment, modification or repeal of the foregoing sentence by the Members shall not adversely affect any right or protection of a Director in respect of any act or omission prior to the time of such amendment, modification or repeal.

(d) Other Investment Opportunities. No Member shall have any obligations (fiduciary or otherwise) with respect to the Company or to the other Members insofar as making other investment opportunities available to the Company or to the other Members. Each Member may, notwithstanding the existence of this Agreement, engage in whatever activities such Member may choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Members. Neither this Agreement nor any activities undertaken pursuant hereto shall prevent any Member from engaging in such activities.

7.04 Indemnification

Except as otherwise provided herein, the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), because such Person, or a person for whom such Person is the legal representative, is or was a Member, Director or Officer or is or was serving at the request of the Company as a director, officer, manager, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an “Indemnitee”), against any and all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such Indemnitee. The Company shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the initiation of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors or by a Majority Vote of the Voting Members. Notwithstanding the foregoing, no Person shall be entitled to be indemnified by the

Company in respect of any loss, damage or claim incurred by such Person by reason of such Person’s gross negligence, fraud, bad faith, willful misconduct or material breach of this Agreement. Any indemnity under this Section 7.04 shall be provided out of and to the extent of Company assets only, and no Member or other Person shall have any personal liability with respect to such indemnity. The Company’s obligation, if any, to indemnify any Person who was or is serving at its request as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Person may collect as indemnification from such other limited liability company, corporation, partnership, joint venture, trust enterprise or nonprofit enterprise. The Company may, by action of the Board of Directors, provide indemnification to employees and agents of the Company other than Officers, with the same scope and effect as the foregoing indemnification of Members, Directors and Officers.

7.05 Expenses

To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, expenses (including legal fees and costs) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.04 hereof or otherwise.

7.06 Claims

If a claim for indemnification or payment of expenses under this Article VII is not paid in full within sixty (60) days after a written claim therefor by the Indemnitee has been received by the Company, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnitee was not entitled to the requested indemnification or payment of expenses under applicable law.

7.07 Nonexclusivity of Rights

The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, the provisions of this Agreement or the Bylaws, or the Majority Vote of the Voting Members.

7.08 Amendment or Repeal

Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

7.09 Insurance

The Company may purchase and maintain insurance, to the extent and in such amounts as the Board of Directors shall, in its discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board of Directors shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.04 hereof and containing such other procedures regarding indemnification as are appropriate.

ARTICLE VIII

DISSOLUTION AND WINDING UP OF THE COMPANY

8.01 Events Causing Dissolution of the Company

Upon any Member’s death, incapacity, bankruptcy, dissolution, resignation, expulsion or other cessation to serve or the admission of any additional Member or substituted Member into the Company, the Company shall not dissolve, but the business of the Company shall continue without interruption and without any break in continuity. The Company shall be dissolved and its affairs wound up upon the first to occur of: (i) the affirmative election to dissolve the Company by the Board of Directors and the votes of the Voting Members required under Section 2.02; (ii) the sale, transfer or other disposition by the Company and/or the Operating Company of all or substantially all of its assets and the collection by the Company of any and all Cash Flow derived therefrom; or (iii) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Delaware Act. Except as may be permitted in accordance with this Agreement, no Member shall have the right to, and each Member hereby agrees that such Member shall not, seek to dissolve or cause the dissolution of the Company or seek to cause a partial or whole distribution or sale of Company assets whether by court action or otherwise, it being agreed that any actual or attempted dissolution, distribution or sale would cause a substantial hardship to the Company and the remaining Members.

8.02 Winding Up of the Company

Upon the Liquidation of the Company caused by other than the termination of the Company under Section 708(b)(1)(B) of the Code (in which latter case the Company shall remain in existence in accordance with the provisions of such Section of the Code), the Board of Directors shall proceed to the winding up of the affairs of the Company. During such winding up process, the Net Profits, Net Losses and Cash Flow distributions shall continue to be shared by the Members in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such Liquidation or, if later, within ninety (90) days after such Liquidation, in the following order:

(a) Creditors. First, to creditors of the Company, including, without limitation, any Members that are creditors, all in the order of priority as provided by law;

(b) Reserves. Second, to establishing any reserves which the Board of Directors deems necessary in its reasonable discretion for any contingent, conditional or unmatured liabilities or obligations of the Company; and

(c) Residual Amounts. Thereafter, to the Members in proportion to, and to the extent of, the positive balance in each such Member’s Capital Account (after taking into account all Capital Account adjustments for the taxable year of such Liquidation).

Any amounts withheld for reserves pursuant to Section 8.02(b) shall be distributed to the Members as soon as practicable, as determined in the reasonable discretion the Board of Directors, in proportion to the Members’ respective positive Capital Account balances.

The Members believe and intend that the effect of making any and all liquidating distributions in proportion to their respective positive Capital Account balances will result in such liquidating distributions being made to the Members in accordance with the provisions of Section 5.01. If the immediately preceding sentence is for any reason inaccurate, then the Board of Directors, upon the advice of tax counsel to the Company, is hereby authorized to make such amendments to the provisions of Article IV as may be reasonably necessary to cause such allocations to be in compliance with Code Section 704(b) and the Treasury Regulations promulgated thereunder.

8.03 Negative Capital Account Restoration

No Member shall have any obligation whatsoever upon the Liquidation of such Member’s Units, the Liquidation of the Company or in any other event, to contribute all or any portion of any negative balance standing in such Member’s Capital Account to the Company, to any other Member or to any other person or entity.

ARTICLE IX

BOOKS AND RECORDS

9.01 Books of Account and Bank Accounts

The fiscal year and taxable year of the Company shall be the year ending December 31. The books and records of the Company shall be maintained by one (1) or more Officers designated by the Board of Directors (the “Designated Officer”). All receipts, funds and income of the Company shall be deposited into a bank account selected by the Board of Directors and disbursements from such account shall be made upon the signature of the Designated Officer. During normal business hours at the principal office of the Company (or at such other location as the Board of Directors may determine from time to time), any Member, upon five (5) business days’ written notice to all of the Directors, may inspect and copy at such Member’s own expense for any purpose reasonably related to each such Member’s interest in the Company, all of the following: (i) a current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the contribution and share in Net Profits and Net Losses of each Member; (ii) a copy of the Certificate of Formation and all amendments thereto, together with any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto were executed; (iii) copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

(iv) a copy of this Agreement, the Bylaws and any amendments thereto, together with any powers of attorney pursuant to which this Agreement or any amendments thereto were executed; and (v) copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years. In addition, each Member may inspect other records of the Company for any purpose reasonably related to such Member’s interest in the Company, subject to such standards as may be reasonably determined by the Board of Directors. Notwithstanding the foregoing, any request by any Member (other than in such Member’s capacity as an employee of the Company or any of its subsidiaries) for information concerning the Company or inspection will be made only to a subcommittee of the Company’s Board of Directors designated for such purpose and consisting of at least two (2) of the members of the Board of Directors. Each Member shall keep any information and data such Member receives about the ownership, business, operations and assets of the Company and of its affiliates in strict and utmost confidence, and shall not directly or indirectly disclose such information or data to any third person or entity without the prior written consent of the Company’s Board of Directors or except as required by court order or subpoena, provided that such Member has promptly given the Board of Directors written notice of such court order or subpoena so that the Company may seek appropriate protective orders. Without the approval and authorization of the Company’s Board of Directors, no Member (other than a Member who is an employee or whose beneficial owner is an employee of the Company or any of its subsidiaries) or any of its affiliates will, directly or indirectly, contact or engage in any discussion with any employee of the Company or any of the Company’s subsidiaries, including, without limitation, the officers of the Company and/or its subsidiaries. The Members acknowledge and agree that the foregoing standards regarding access to records, inspection, confidentiality and the other matters set forth above in this Section 9.01 are reasonable given the nature of the Company’s business.

9.02 Annual Reports and Tax Returns

Within ninety (90) days after the close of each fiscal year, the Designated Officer shall cause to be prepared and distributed to the Members, at the expense of the Company, audited financial statements, which shall include, without limitation, a balance sheet of the Company, an operating (income or loss) statement, and all other information customarily shown on financial statements prepared in accordance with generally accepted accounting principles, consistently applied. Within seventy five (75) days after the close of each fiscal year, the Designated Officer shall cause to be prepared and timely filed and distributed to each Member, at the expense of the Company, all required federal and state Company tax returns including, without limitation, such Member’s Form 1065, U.S. Partnership Return. The Designated Officer shall act as the “tax matters partner” of the Company under Section 6231(a)(7) of the Code and the Treasury Regulations promulgated thereunder and is authorized to make any and all elections or choices of methods of reporting income or loss for federal or state income tax purposes; provided, however, that no elections, choices of reporting or other material decisions may be made or undertaken by the tax matters partner for or on behalf of the Company without the Majority Vote of the Voting Members.

ARTICLE X

MISCELLANEOUS

10.01 Amendments

Except as provided in Section 6.01(e) and this Section 10.01, this Agreement and the Bylaws may be amended upon the Majority Vote of the Voting Members (and without the necessity of obtaining the approval of any other Member). Notwithstanding the foregoing, if a amendment proposed by a Majority Vote of the Voting Members (other than an amendment to create a new class of Units or an amendment to issue additional Class A Units, Class B Units and/or Class C Units, both of which shall only require the Majority Vote of the Voting Members) would alter or change the provisions of Article IV, Article V or Article VI hereof so as to materially and adversely affect either (a) the Class A Units and Class B Units which are not Voting Units disproportionately from the Voting Units or (b) the Class C Units disproportionately from the Voting Units, then the vote of a majority of Class A Units and Class B Units which are not Voting Units in the case of clause (a) and the vote of a majority of the Class C Units in the case of clause (b) shall be required for such amendment.

10.02 Scope of Representation

EACH MEMBER ACKNOWLEDGES AND AGREES THAT ALLEN MATKINS LECK GAMBLE & MALLORY LLP (“AMLGM”) HAS ONLY REPRESENTED THE INTERESTS OF CBD INVESTOR, INC., AND NOT THE INTERESTS OF ANY OTHER MEMBER, IN CONNECTION WITH THE DRAFTING, PREPARATION AND NEGOTIATION OF THIS AGREEMENT AND THE FORMATION OF THE COMPANY. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR ANY OF THE MEMBERS MAY ALSO PERFORM SERVICES FOR THE COMPANY. TO THE EXTENT THE FOREGOING REPRESENTATION CONSTITUTES A CONFLICT OF INTEREST, THE COMPANY AND EACH MEMBER HEREBY EXPRESSLY WAIVES ANY SUCH CONFLICT OF INTEREST. FURTHERMORE, THE MEMBERS ACKNOWLEDGE THAT AMLGM SHALL NOT BE DEEMED TO HAVE REPRESENTED ANY OTHER MEMBER AS RESULT OF ANY FUTURE REPRESENTATION OF THE COMPANY UNDERTAKEN BY AMLGM.

10.03 Investment Representations

Each Member agrees as follows with respect to investment representations:

(a) Member Understandings. Each Member understands:

(i) That the Units in the Company evidenced by this Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., the Delaware Securities Act, the California Corporate Securities Law of 1968, the Ohio Securities Law set forth in Ohio Revised Code Chapter 1707 or any other state securities laws (the “Securities Acts”) because the Company is issuing interests in the Company in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;

(ii) That the Company has relied upon the representation made by each Member that such Member’s Units in the Company are to be held by such Member for investment; and

(iii) That exemption from registration under the Securities Acts would not be available if any Units in the Company were acquired by a Member with a view to distribution. Each Member agrees that the Company is under no obligation to register the Units in the Company or to assist the Members in complying with any exemption from registration under the Securities Acts if the Member should at a later date wish to dispose of such Member’s Units in the Company.

(b) Acquisition for Own Account. Each Member hereby represents to the Company that such Member has acquired such Member’s Units in the Company for such Member’s own account, for investment and not with a view to the resale or distribution, except for potential sales or distributions to the beneficial owners of such Member.

(c) No Public Market. Each Member recognizes that no public market exists with respect to the Units and no representation has been made that such a public market will exist at a future date.

(d) No Advertisement. Each Member hereby represents that such Member has not received any advertisement or general solicitation with respect to the sale of the Units.

(e) Preexisting Relationship. Each Member acknowledges that such Member has a preexisting personal or business relationship with the Company or its officers, directors, or principal Unit holders, or, by reason of such Member’s business or financial experience or the business or financial experience of such Member’s financial advisors (who are not affiliated with the Company), could be reasonably assumed to have the capacity to protect such Member’s own interest in connection with the purchase of the Units. Each Member further acknowledges that such Member is familiar with the financial condition and prospects of the Company’s business, and has discussed with the other Members the current activities of the Company. Each Member believes that the Units are securities of the kind such Member wishes to purchase and hold for investment, and that the nature and amount of the Units are consistent with such Member’s investment program.

(f) Due Investigation. Before acquiring any Units in the Company, each Member investigated the Company and its business and the Company previously made available to each Member all information necessary for the Member to make an informed decision to acquire Units in the Company. Each Member considers itself to be a person or entity possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member’s investment in the Company.

(g) Survival of Representations and Warranties. Each Member understands the meaning and consequences of the representations, warranties and covenants made by such Member set forth herein and that the Company has relied upon such representations, warranties and covenants. Each Member hereby indemnifies, defends, protects and holds wholly free and harmless the Company and the other Members from and against any and all losses, damages, expenses or liabilities arising out of the breach and/or inaccuracy of any such representation, warranty and/or covenant. All representations, warranties and covenants contained herein and the indemnification contained above in this Section 10.03(g) shall survive the execution of this Agreement, the formation of the Company, and the liquidation of the Company.

(h) Rescission of Units. If the Company discovers any breach and/or inaccuracy of any of the representations, warranties and/or covenants contained herein by any Member, the Company may, at the Company’s election, rescind the issuance of the Units in the Company issued to such Member. Upon any such rescission by the Company, any such Member shall be conclusively presumed to have immediately transferred such Member’s Units to the Company and to have withdrawn from the Company. Upon any such rescission, any capital contributions of such Member may, at the election of the Company, be retained and applied in satisfaction of the indemnity described in Section 10.03(g) above.

10.04 Partnership Intended Solely for Tax Purposes

The Members have formed the Company as a Delaware limited liability company under the Delaware Act, and do not intend to form a corporation or a general or limited partnership under Delaware or any other state law. The Members intend the Company to be classified and treated as a partnership solely for federal and state income taxation purposes. Each Member agrees to act consistently with the foregoing provisions of this Section 10.04 for all purposes, including, without limitation, for purposes of reporting the transactions contemplated herein to the Internal Revenue Service and all state and local taxing authorities.

10.05 Appointment of Attorney-in-Fact

Each Member hereby makes, constitutes, and appoints such Officer as is designated by the Board of Directors as such Member’s true and lawful attorney-in-fact with full power of substitution to sign, execute, certify, acknowledge, swear to, file, publish and/or record any and all documents and/or agreements which the Board of Directors may deem reasonably necessary or appropriate to amend this Agreement to reflect (i) the exercise by the Board of Directors of any power granted to the Board of Directors under this Agreement, (ii) the transfer of any Member’s Units in the Company in accordance with the terms hereof, (iii) the admission of any additional Member and/or substituted Member in accordance with the terms hereof, (iv) the withdrawal of any person or entity as a Member of the Company in accordance with the terms hereof, and (v) any amendment approved in accordance with Section 10.01. Each Member hereby authorizes such Officer as is designated by the Board of Directors to take any further action which the Board of Directors shall consider necessary or advisable in connection with any of the foregoing, and hereby gives such Officer as is designated by the Board of Directors full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully and completely as if such Member were acting personally, and hereby ratifies and confirms any and all actions that such Officer may take by virtue of the foregoing provisions of this Section 10.05. The foregoing special power of attorney is coupled with an interest and is irrevocable and shall survive the death, disability, incapacity, bankruptcy, insolvency, dissolution or cessation of existence of each Member and shall survive the Transfer by any Member of all or any portion of such Member’s Units in the Company.

10.06 Notices

All notices or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery, (ii) overnight commercial carrier, (iii) registered or certified mail, postage prepaid, return receipt requested, (iv) telegraph, telex, telecopy, or cable, (v) regular United States mail, or (vi) electronic transmission. Any such notice or other communication shall be deemed received and effective upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice; (ii) if delivered by overnight commercial carrier, one (1) day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; (iii) if mailed, on the date of delivery as shown by the certification receipt; (iv) if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; (v) if given by telex or telecopy, on the date shown on the transmission verification printed at the time such telex or telecopy was sent; (vi) if given by regular United States mail two (2) business days after deposit of said mail with the United States Postal Service; or (vii) if given by electronic transmission, when sent. Any notice or other communication sent by cable, telex, telecopy or electronic transmission must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication becomes effective under the terms of this Section 10.06. Any such notice or other communication so delivered shall be addressed to the party to be served at the address for such party set forth in Section 1.02 or the Company’s records, as the case may be. Such addresses may be changed by giving written notice to the other Members and Company in the manner set forth in this Section 10.06. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of notice or other communication sent.

10.07 Construction of Agreement

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, but all of which, taken together, shall constitute one (1) and the same Agreement, binding on the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. The Article and Section headings of this Agreement are used herein for reference purposes only and shall not govern, limit, or be used in construing this Agreement or any provision hereof. Time is of the essence of this Agreement. The consent, approval or determination of any Member required or permitted under this Agreement may be withheld or granted in such Member’s sole and absolute discretion, unless this Agreement provides that such consent, approval or determination may not be unreasonably withheld or otherwise requires such consent, approval or determination to be reasonable. Each of the Exhibits attached hereto is incorporated herein by reference and expressly made a part of this Agreement for all purposes. References to any Exhibit made in this Agreement shall be deemed to include this reference and incorporation. Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the singular number shall include the plural and vice versa. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. If any proceeding is commenced by any Member against any other Member that arises out of, or relates to, this Agreement, then the prevailing Member in such proceeding shall be entitled to recover reasonable attorneys’ fees and costs. Any judgment or order entered in any legal proceeding shall contain a specific provision providing for the recovery of all costs and expenses of suit including, without limitation, reasonable attorneys’ fees, costs and expenses incurred in connection with (i) enforcing, perfecting and executing such judgment; (ii) post-judgment motions; (iii) contempt proceedings; (iv) garnishment, levee, and debtor and third-party examinations; (v) discovery; and (vi) bankruptcy litigation. Subject to the restrictions set forth in Article VI and Section 10.03, this Agreement shall inure to the benefit of and shall bind the parties hereto and their respective personal representatives, successors, and assigns. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement. Every provision of this Agreement is intended to be severable. Each Member acknowledges that (i) each Member is of equal bargaining strength; (ii) each Member has actively participated in the drafting, preparation and negotiation of this Agreement; and (iii) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, any portion hereof, or any Exhibits attached hereto. This Agreement contains the entire understanding among the parties hereto, and supersedes any prior or contemporaneous understanding, correspondence, negotiations or agreements among the parties respecting the within subject matter. Each party hereto agrees to perform any further acts, and to exercise and deliver any further documents and instruments, as may be reasonably necessary or desirable to implement the provisions of this Agreement.

10.08 Waiver

No consent or waiver, express or implied, by a Member to or of any breach or default by any other Member in the performance by such other Member of such other Member’s obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member hereunder. Failure on the part of a Member to complain of any act or failure to act of any other Member or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such non-complaining or non-declaring Member of the latter’s rights hereunder.

10.09 Equitable Remedies; Remedies Cumulative

Except as otherwise provided in this Agreement, each Member, in addition to all other rights provided herein or as may be provided by law, shall be entitled to all equitable remedies,

including, without limitation, those of specific performance and injunction, to enforce such Member’s rights hereunder. Except as otherwise provided herein, each right, power, and remedy provided for herein or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for herein or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise, the commencement of the exercise, or the forbearance of the exercise by any party of any one (1) or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers, or remedies.

ARTICLE XI

DEFINITIONS

11.01 A&C Letter Agreement

The term “A&C Letter Agreement” means that certain Letter Agreement entered into by and between the Operating Company and Applegate & Collatos, Inc. (which is an Affiliate of one of the Members) pursuant to which the Operating Company will pay an advisory fee of Five Hundred Thousand Dollars ($500,000) per year and reimburse and indemnify Applegate & Collatos, Inc., for expenses incurred in connection with the performance of its duties under such Letter Agreement.

11.02 Acceptable Terms

The term “Acceptable Terms” is defined in Section 6.01(d).

11.03 Adjusted Capital Account

The term “Adjusted Capital Account” means, with respect to any Member as of the end of each fiscal year of the Company, such Member’s Capital Account (i) reduced by any anticipated allocations, adjustments and distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6), and (ii) increased by the amount of any deficit in such Member’s Capital Account that such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) or under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations as the end of such fiscal year.

11.04 Affiliate

The term “Affiliate” means any Person which, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with another Person. The term “control” as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to (i) vote fifty percent (50%) or more of the outstanding voting securities of such Person, or (ii) otherwise direct management policies of such Person by contract or otherwise.

11.05 Affiliate Contracts

The term “Affiliate Contracts” is defined in Section 2.05.

11.06 Agreement

The term “Agreement” means this Limited Liability Company Agreement of CBD Media Holdings LLC, as hereafter amended from time to time.

11.07 AMLGM

The term “AMLGM” is defined in Section 10.02.

11.08 Applicable Interest

The term “Applicable Interest” is defined in Section 6.01(d).

11.09 Approved Terms

The term “Approved Terms” is defined in Section 6.01(c).

11.10 Board of Directors

The term “Board of Directors” is defined in Section 2.01.

11.11 Broadwing

The term “Broadwing” means Broadwing Holdings, Inc., a Delaware corporation.

11.12 Business

The term “Business” is defined in Section 1.03.

11.13 Capital Account

The term “Capital Account” means with respect to each Member the amount of money contributed by such Member to the capital of the Company, increased by the aggregate fair market value at the time of contribution (as reasonably determined by the Board of Directors) of all property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), the aggregate amount of all Net Profits allocated to such Member, and any and all items of gross income or gain specially allocated to such Member pursuant to Section 4.03, and decreased by the amount of money distributed to such Member by the Company (exclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to such Member), the aggregate fair market value at the time of distribution (as determined by the Board of Directors) of all property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), the amount of any Net Losses charged to such Member, and any and all items of gross expense, loss or deduction, “partnership nonrecourse deductions” and/or “partner nonrecourse deductions,” specially allocated to such Member pursuant to Section 4.03.

11.14 Cash Flow

The term “Cash Flow” means the amount, if any, of all cash receipts of the Company, as of any applicable determination date in excess of the sum of (i) all cash disbursements (inclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to any Member, but exclusive of distributions to the Members in their capacities as such) of the Company prior to that date; and (ii) a reserve, determined in the reasonable discretion of the Board of Directors, for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds therefor. Any amount set aside for reserves shall be added back into cash receipts if and when the Board of Directors determines in its discretion that it is no longer necessary to maintain such amount in such reserve.

11.15 Class A Members

The term “Class A Members” is defined in Section 1.05.

11.16 CBD Investor Shareholder

The term “CBD Investor Shareholder” is defined in Section 6.01(d).

11.17 Class B Members

The term “Class B Members” is defined in Section 1.05.

11.18 Class C Members

The term “Class C Members” is defined in Section 1.05.

11.19 Class A Percentage

The term “Class A Percentage” means the difference between one hundred percent (100%) and the Class C Percentage.

11.20 Class C Percentage

The term “Class C Percentage” means the percentage equal to the aggregate Percentage Interests of all the Class C Members.

11.21 Class A Units

The term “Class A Units” is defined in Section 1.05.

11.22 Class B Units

The term “Class B Units” is defined in Section 1.05.

11.23 Class C Units

The term “Class C Units” is defined in Section 1.05.

11.24 Code

The term “Code” means the Internal Revenue Code of 1986, as heretofore and hereafter amended from time to time (and/or any corresponding provision of any superseding revenue law).

11.25 Company

The term “Company” means the limited liability company created pursuant to this Agreement and the filing of a Certificate of Formation with the Delaware Secretary of State in accordance with the provisions of the Delaware Act.

11.26 Conversion Event

The term ““Conversion Event” is defined in Section 6.08.

11.27 Covered Person

The term “Covered Person” means (i) any Member, Director or Officer, (ii) any Affiliate, officer, director, shareholder, partner, member, employee, representative or agent of any Member, Director or Officer, or (iii) any employee or agent of the Company or its Affiliates.

11.28 Delaware Act

The term “Delaware Act” means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as hereafter amended from time to time.

11.29 Designated Officer

The term “Designated Officer” is defined in Section 9.01.

11.30 Director

The term “Directors” means the initial directors of the Company as set forth in Section 2.01 hereof and any replacement director(s) duly elected by the Members or the Board of Directors in accordance with the terms of this Agreement and/or the Bylaws; the term “Director” means any one (1) of the Directors.

11.31 Equity Contribution Account

The term “Equity Contribution Account” means with respect to the Class A Units held by each Class A Member only and at any time, the aggregate amount contributed by such Class A Member to the capital of the Company pursuant to Section 3.01 with respect to such Member’s Class A Units at or before such time, reduced by any Cash Flow distributed to such Member pursuant to Section 5.01(b) before such time to the extent attributable to such Member’s Class A Units.

11.32 Excess Tax Liability

The term “Excess Tax Liability” is defined in Section 5.02.

11.33 Indemnitee

The term “Indemnitee” is defined in Section 7.04.

11.34 Liquidation

The term “Liquidation” means, (i) in respect to the Company the earlier of the date upon which the Company is terminated under Section 708(b)(1) of the Code or the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and (ii) in respect to a Member wherein the Company is not in Liquidation, means the liquidation of a Member’s interest in the Company under Treasury Regulation Section 1.761-1(d).

11.35 Loan Agreement

The term “Loan Agreement” means that certain Loan Agreement entered into by and between the Operating Company and CBD Investor, Inc., pursuant to which CBD Investor, Inc., has agreed to loan up to Six Million Dollars ($6,000,000) to the Operating Company.

11.36 Majority Vote

The term “Majority Vote” is defined in Section 1.05.

11.37 Makewell Guaranty

The term “Makewell Guaranty” means that certain Makewell Guaranty entered into by and between the Company, the Operating Company, one (1) or more of the Member(s) (and/or one (1) or more Affiliates thereof) and Toronto Dominion (Texas), Inc., pursuant to which one (1) or more of the Members (and/or one (1) or more Affiliates thereof) are obligated under certain circumstances to make payments on behalf of the Operating Company and the Company with respect to their obligations under that certain Loan Agreement dated as of March 8, 2002, by and among the Operating Company, the Company, Toronto Dominion (Texas), Inc., and other financial institutions named therein.

11.38 Member(s)

The term “Members” means all of the Class A Members, the Class B Members and the Class C Members, collectively; the term “Member” means any one (1) of the Members.

11.39 Net Profits and Net Losses

The terms “Net Profits” and “Net Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss); provided, however, for purposes of computing such taxable income or loss, (i) such taxable income or loss shall be adjusted by any and all adjustments required to be made in order to maintain Capital Account balances in compliance with Treasury Regulation Sections 1.704-1(b) and by any other adjustments permitted to be made under Treasury Regulation Sections 1.704-1(b) that are made in the discretion of the Board of Directors, and (ii) any and all items of gross income or gain, items of gross expense, loss or deduction, “partnership nonrecourse deductions” and/or “partner nonrecourse deductions” specially allocated to any Member pursuant to Section 4.03 shall not be taken into account in calculating such taxable income or loss.

11.40 Officers

The term “Officers” is defined in Section 2.04.

11.41 Operating Company

The term “Operating Company” is defined in Section 2.02(a).

11.42 Percentage Interest

The term “Percentage Interest” means with respect to each Member, the percentage set forth opposite each such Member’s name on Exhibit ”A” attached hereto under the column labeled “Percentage Interest,” as amended from time to time to reflect issuances, repurchases, and transfers of Units.

11.43 Permitted Transfer

The term “Permitted Transfer” is defined in Section 6.01(b).

11.44 Person

The term “Person” means a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity, in its own or any representative capacity.

11.45 Preferred Allocation

The term “Preferred Allocation” means with respect to each Class C Member only, such Class C Member’s Pro Rata Share of the amount found by multiplying the Class C Percentage by the result found by dividing (i) the aggregate amount contributed by all of the Class A Members and the Class B Members to the capital of the Company pursuant to Section 3.01, by (ii) the Class A Percentage.

11.46 Preferred Dividend

The term “Preferred Dividend” means, with respect to the Class A Units held by each Class A Member only, a cumulative amount calculated like simple interest (non-compounded) at a rate equal to seven and 5/10ths percent (7.5%) per annum on the balance outstanding from time to time in such Member’s Equity Contribution Account. For financial and income tax reporting purposes, neither accrual nor payment of the Preferred Dividend shall be treated as an expense of the Company or as a guaranteed payment under Code Section 707(c).

11.47 Pro Rata Share

The term “Pro Rata Share” means the percentage found by dividing a Class C Member’s Percentage Interest by the Percentage Interests of all the Class C Members.

11.48 Proceeding

The term “Proceeding” is defined in Section 7.04.

11.49 Regulatory Allocations

The term “Regulatory Allocations” is defined in Section 4.04.

11.50 Securities Acts

The term “Securities Acts” is defined in Section 10.03(a)(i).

11.51 Tax Distribution

The term “Tax Distribution” is defined in Section 5.02.

11.52 Tax Liability

The term “Tax Liability” means, with respect to each Member for any relevant fiscal year of the Company, an amount equal to forty-four percent (44%) of the distributive share of taxable income of the Company allocated to such Member for such fiscal year (exclusive of any income or gain allocated to such Member under Section 704(c) of the Code), as reflected on the Company’s Form 1065, U.S. Partnership Return.

11.53 Transfer

The term “Transfer” is defined in Section 6.01(d).

11.54 Transfer Application

The term “Transfer Application” is defined in Section 6.01(e).

11.55 Treasury Regulation

The term “Treasury Regulation” means any proposed, temporary, and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law and/or regulation).

11.56 Unit

The term “Unit” is defined in Section 1.05.

11.57 Voting Members

The term “Voting Members” is defined in Section 1.05.

11.58 Voting Units

The term “Voting Units” is defined in Section 1.05.

[SIGNATURE PAGES ATTACHED HERETO]

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

CBD INVESTOR, INC., a Delaware corporation

By:	/s/ authorized signature Authorized Representative

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

BROADWING HOLDINGS, INC., a Delaware corporation

By:	/s/ Mark W. Peterson

Mark W. Peterson, VP & Treasurer Printed Name and Title

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

By:	/s/ Ann Cardarelli Ann Cardarelli

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

By:	/s/ Jim Carson Jim Carson

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

By:	/s/ Jerry Gearing Jerry Gearing

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

By:	/s/ Richard Hoffman Richard Hoffman

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

By:	/s/ Mary Beth Middendorf Mary Beth Middendorf

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

By:	/s/ David Miller David Miller

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

By:	/s/ Douglas Myers Douglas Myers

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

By:	/s/ Sandy Pauls Sandy Pauls

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

By:	/s/ John Schwing John Schwing

FOR CBD MEDIA HOLDINGS LLC

The undersigned Member hereby executes the Limited Liability Company Agreement of CBD Media Holdings LLC (the “LLC Agreement”), for the purpose of admitting the undersigned as a Member into CBD Media Holdings LLC, a Delaware limited liability company (the “Company”), and hereby authorizes attachment of this signature page to a counterpart of the LLC Agreement.

By:	/s/ Valerie Schmidt Valerie Schmidt

NAMES AND ADDRESSES OF MEMBERS,

UNITS TO BE ISSUED AND PERCENTAGE INTERESTS

Name and Address of Member	Issued and Outstanding Class A Units	Class A Contribution	Issued and Outstanding Class B Units	Class B Contribution	Issued and Outstanding Class C Units	Class C Contribution	Percentage Interest
CBD Investor, Inc.	491,137	$70,000,000	458,863	$65,400,000			95.2056%
Broadwing Holdings, Inc.	12,925	1,842,105	12,075	1,721,053			2.5054%
Doug Myers					12,500		1.2500%
John Schwing					2,760		0.2760%
David Miller					2,760		0.2760%
Valerie Schmidt					1,150		0.1150%
Ann Cardarelli					850		0.0850%
Jim Cason					660		0.0660%
Richard Hoffman					660		0.0660%
Mary Beth Middendorf					660		0.0660%
Jerry Gearding					660		0.0660%
Sandy Paulis					230		0.0230%
Reserved					2,110
Totals	504,062	$71,842,105	470,938	$67,121,053	25,000	-0-	100.0000%

EXHIBIT “A”

Addresses for Notices

CBD Investor, Inc.

333 Middlefield Road, Suite 200

Menlo Park, California 94025

Attn: Randy Henderson

Facsimile: (415)464-4601

Broadwing Holdings, Inc.

201 E. Fourth Street

PO Box 2301

Cincinnati, OH 45201

Attn: General Counsel

All Class C Members: Addressed to such Member as follows:

c/o CBD Media Holdings LLC

312 Plum Street, 9th Floor

Cincinnati, Ohio 45202

Facsimile: (513) 621-5167

EXHIBIT “A”

INDEX OF DEFINITIONS

A&C Letter Agreement	27
Acceptable Terms	13, 27
Adjusted Capital Account	27
Affiliate	27
Affiliate Contracts	6, 27
Agreement	28
AMLGM	22, 28
Applicable Interest	13, 28
Approved Terms	12, 28
Board of Directors	3, 28
Broadwing	28
Business	28
Capital Account	28
Cash Flow	29
CBD Investor Shareholder	29
CBD Investor Shareholders	12
Class A Members	2, 29
Class A Percentage	29
Class A Units	2, 29
Class B Members	2, 29
Class B Units	2, 29
Class C Members	2, 29
Class C Percentage	29
Class C Units	2, 29
Code	30
Company	30, 1
Covered Person	30
Delaware Act	30
Designated Officer	20, 30
Director	30
Directors	30
Equity Contribution Account	30
Excess Tax Liability	10, 31
FEDERAL ACT	1
Indemnitee	17, 31
Liquidation	31
LLC Agreement	1
Loan Agreement	31
Majority Vote	2, 31
Makewell Guaranty	31
Member	31
Members	31
Net Losses	31
Net Profits	31
Officers	6, 32

EXHIBIT “B”

Operating Company	4, 32
Percentage Interest	32
Permitted Transfer	12, 32
Person	32
Preferred Allocation	32
Preferred Dividend	33
Pro Rata Share	33
Proceeding	17, 33
Regulatory Allocations	9, 33
Securities Acts	22, 33
STATE ACTS	1
Tax Distribution	10, 33
Tax Liability	33
Transfer	11, 33
Transfer Application	13, 33
Treasury Regulation	34
Unit	2, 34
Voting Members	34
Voting Units	2, 34

EXHIBIT “B”

EXHIBIT C

BYLAWS

EXHIBIT “C”